UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EXPRESSJET HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPRESSJET HOLDINGS, INC.

700 North Sam Houston Parkway West

Suite 200

Houston, Texas 77067

Notice of Special Meeting of Stockholders

to be held October 1, 2008

A Special Meeting of stockholders of ExpressJet Holdings, Inc. will be held at the Crowne Plaza Hotel, 425 North Sam Houston Parkway East, Houston, Texas on Wednesday, October 1, 2008, at 10:00 a.m., local time, for the following purposes:

1.	To approve a proposal to amend our Restated Certificate of Incorporation, as amended, to effect a one-for-ten reverse split of our common stock and to reduce the number of authorized shares of common stock from 400,000,000 shares to 150,000,000 shares; and

2.	To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The holders of record of our common stock at the close of business on August 25, 2008 are entitled to notice of and to vote at the meeting.

Sincerely,

Suzanne Lehman Johnson

Assistant Secretary

Houston, Texas

September 4, 2008

Please authorize your proxy and direct your vote even if you plan to attend the meeting in person. You may do so by internet or telephone as described in the attached proxy statement. Alternatively, you may date, sign and mail the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

EXPRESSJET HOLDINGS, INC.

700 North Sam Houston Parkway West

Suite 200

Houston, Texas 77067

PROXY STATEMENT

Special Meeting of Stockholders

to be held October 1, 2008

Purpose, Place, Date and Time

We are providing this proxy statement to you in connection with the solicitation on behalf of our board of directors of proxies to be voted at a special stockholders meeting or any adjournment or postponement of that meeting (the “Meeting”). The Meeting will be held at the Crowne Plaza Hotel, 425 North Sam Houston Parkway East, Houston, Texas on Wednesday, October 1, 2008, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This proxy statement is being first mailed or otherwise delivered to stockholders on or about September 5, 2008.

Record Date; Stockholders Entitled to Vote; Quorum; Vote Required

Holders of record of our common stock at the close of business on August 25, 2008, the record date for the Meeting (the “Record Date”), are entitled to notice of and to vote at the Meeting. At the close of business on August 25, 2008, the company had 216,910,182 shares of common stock outstanding. Subject to certain limitations on voting by non-U.S. citizens (described below), each share of our common stock is entitled to one vote per share on the matters proposed.

A quorum of stockholders is necessary for a valid meeting. A quorum is comprised of the holders of a majority of the outstanding shares of common stock, attending the Meeting personally or represented by proxy.

Under the law of our state of incorporation, Delaware, the affirmative vote of a majority of the outstanding shares of our common stock is required to approve Proposal No. 1.

Abstentions will be included in determining the number of shares present at the Meeting for the purpose of determining the presence of a quorum, but they will not be included in the number of votes cast on a matter. As a result, they will have the same effect as a vote against Proposal No. 1.

Broker non-votes will also be considered present for the purpose of determining the presence of a quorum. (Broker non-votes occur when brokers or other nominees who hold shares for another are not permitted under stock exchange rules to vote on a matter without instructions from beneficial owners of the shares and no instructions are given.) Brokers are permitted to vote on Proposal No. 1, so we do not anticipate any broker non-votes. Broker non-votes are not treated as votes cast or shares entitled to vote with respect to a particular matter.

Voting of Proxies

Although you may use the enclosed postage-paid envelope to return the proxy or voting form that accompanies this proxy statement, we would prefer that you vote instead by internet or telephone if possible, which saves the company money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.

Shares Held of Record.    Stockholders with shares registered in their names at Mellon Investor Services LLC (“Mellon”), our transfer agent and registrar, may authorize a proxy by internet at the following internet address: http://www.proxyvoting.com/xjt, or by telephone by calling Mellon from within the United States at 1-866-540-5760.

Proxies submitted through Mellon by internet or telephone must be received by 11:59 p.m., Eastern time, on September 30, 2008. Giving a proxy will not affect your right to vote in person if you decide to attend the Meeting.

Shares Held in a Bank or Brokerage Account.    A number of banks and brokerage firms participate in a program (separate from that offered by Mellon) that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through one of these programs must also be received by 11:59 p.m., Eastern time, on September 30, 2008. Directing your vote in this manner will not affect your right to vote in person if you decide to attend the Meeting; however, you must first request a legal proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, allow stockholders to give their proxy instructions, and confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of their shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

Revocation of Proxies

You can revoke your proxy before it is exercised at the Meeting in any of three ways:

•	by submitting written notice to our Secretary before the Meeting that you have revoked your proxy;

•	by timely submitting another proxy by internet, telephone or mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the Meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.

Expenses of Solicitation

ExpressJet will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax and in person by regular employees and directors of the company, none of whom will receive additional compensation therefor, and by Morrow & Co., LLC, which the company has retained to assist in soliciting proxies for a fee estimated not to exceed $10,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Other Matters To Be Acted on at the Meeting

At the Meeting, we will act only on the matters indicated on the accompanying Notice and on procedural matters related to the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL CONTAINED IN THIS PROXY STATEMENT.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT

Q: What am I voting on?

A: You are voting on one proposal:

Proposal No. 1: Amendment of the company’s Restated Certificate of Incorporation, as amended to date (the “Charter”), to effect a one-for-ten reverse split of our common stock and to reduce the number of authorized shares of common stock from 400,000,000 shares to 150,000,000 shares.

Q: Who is soliciting my proxy to vote on this proposal?

A: Our board of directors is requesting your proxy to vote on this proposal.

Q: What is the voting recommendation of the board?

A: The board recommends a vote “FOR” Proposal No.1.

Q: Why does the company need to hold this vote?

A: On July 18, 2008, we were notified in writing by The New York Stock Exchange, Inc. (“NYSE”) that the trading price of our common stock was below the criteria of the NYSE’s continued listing standards, as the average per share closing price of our common stock over a consecutive 30-trading day period was less than $1.00. The letter stated that we have a six-month cure period that started July 18, 2008 to bring the price of our common stock and the 30-trading day average closing price of our common stock above $1.00. The letter further stated that in the event a $1.00 share price and a $1.00 average share price over the preceding 30 trading days are not attained at the expiration of the six-month cure period, the NYSE will commence suspension and delisting procedures. Although the NYSE has provided a six-month cure period to remedy this situation, the NYSE has informed us that it also has the discretion to delist our shares at any time if they trade at sustained levels that are considered to be abnormally low. On July 30, 2008, we provided written notice to the NYSE of our intent to, among other things, pursue a reverse stock split in order to bring our share price and average share price back above $1.00 within the six-month cure period.

Our board of directors has determined that an amendment to our Charter to effect a one-for-ten reverse stock split and a reduction in the number of authorized shares of common stock from 400,000,000 shares to 150,000,000 shares is necessary to promote the continued listing of the company’s common stock on the NYSE and is in the best interests of the company’s stockholders. Pursuant to the law of our state of incorporation, Delaware, our board of directors must adopt any amendment to our Charter and submit the amendment to stockholders for approval. Accordingly, our board of directors is requesting your proxy to vote “FOR” Proposal No. 1 to amend our Charter.

Q: What vote is required to approve the reverse stock split?

A: The proposal must be approved by the holders of a majority of the outstanding shares of our common stock.

Q: What effect will the reverse stock split have on our issued and outstanding shares of common stock?

A: If the reverse stock split is approved by our stockholders, the company will exchange one new share for every ten outstanding shares. As a result, when the reverse stock split becomes effective, the company will have approximately one-tenth as many outstanding shares, but each share will be worth approximately ten times as much. We will not issue fractional shares; we will pay cash for such interests based on the aggregate sales price of all such fractional interests as they are sold on our behalf by our transfer agent in the days following the effective date of the reverse stock split. The reverse stock split will not impact the market value of the company as a whole, although the market value of our common stock may move up or down once the reverse stock split is effective.

Q: How will the reverse stock split impact my options and restricted stock?

A: Shares represented by options, whether vested or unvested, or by restricted stock will be adjusted by the Human Resources Committee of our board of directors to reflect the reverse stock split as soon as possible after the Meeting.

Q: What are the mechanics of the reverse stock split?

A: Assuming the reverse stock split is approved by our stockholders, this is how it will work:

•

If your shares are held in “street name”—that is, through an account at a brokerage firm, bank, dealer, or other similar organization—the number of shares you hold will automatically be adjusted to reflect the reverse stock split.

•

If your shares are registered directly in your name with our transfer agent, you will receive a transmittal letter asking you to surrender your certificates representing pre-split shares in exchange for certificates representing post-split shares. No new certificates will be issued to you until you have surrendered your outstanding certificate(s) together with the properly completed and executed letter of transmittal to our transfer agent.

Whether your shares are held in street name or directly, we will not issue fractional shares of common stock to you. Instead, your fractional shares will be cashed out. For example, if you held 43 shares on a pre-split basis, you would be issued four shares on a post-split basis and would receive cash for three shares.

Any cash due to you in exchange for fractional shares will be paid to you as follows:

•	If your shares are held in street name, payment for the fractional shares will be deposited directly into your account with the organization holding your shares.

•

If your shares are registered directly in your name with our transfer agent, payment for the fractional shares will be made by check, sent to you directly from our transfer agent upon receipt of your completed transmittal letter and your original stock certificate.

Q: After the reverse stock split, I will have an “odd lot” of fewer than 100 shares. Will I be able to sell the “odd lot”?

A: The reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares on a post–split basis. You will be able to sell the odd lots, but odd lot sales may result in higher transaction costs per share than “board lot” sales, which are sales of even multiples of 100 shares.

Q: Are there any dissenter’s rights or appraisal rights?

A: Pursuant to applicable Delaware law, there are no dissenter’s or appraisal rights relating to the matters to be acted upon at the Meeting.

Q: Whom should I contact if I have any questions?

A: If you have any questions before you vote, please contact the company’s proxy solicitor, Morrow & Co., LLC, toll-free within the United States at 1-800-607-0088, and state that you are calling about ExpressJet Holdings, Inc.

Proposal No. 1

AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A ONE-FOR-TEN REVERSE SPLIT OF OUR COMMON STOCK AND TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 400,000,000 SHARES TO 150,000,000 SHARES

Our board of directors has unanimously adopted and is submitting for stockholder approval an amendment to our Restated Certificate of Incorporation, as amended, also referred to as the Charter, that would effect a one-for-ten reverse split of our common stock and reduce the number of authorized shares of common stock from 400,000,000 shares to 150,000,000 shares. Pursuant to the law of our state of incorporation, Delaware, our board of directors must adopt any amendment to our Charter and submit the amendment to stockholders for their approval. The affirmative vote of a majority of the outstanding shares of our common stock is required to approve Proposal No. 1.

The form of the proposed amendment to our Charter to effect the reverse stock split and the reduction in the authorized shares is attached to this Proxy Statement as Annex A. The amendment will effect a one-for-ten reverse split of the issued and outstanding shares of our common stock and will reduce the number of authorized shares of our common stock from 400,000,000 shares to 150,000,000 shares. The reverse stock split would not have any economic effect on our stockholders, debt holders or holders of options or restricted stock, except to the extent the reverse stock split would result in fractional shares, as discussed further below.

Reasons for the Reverse Stock Split

Our board of directors authorized the reverse split of our common stock with the primary intent of increasing the price of our common stock in order to meet the NYSE’s price criteria for continued listing on that exchange. Our common stock is publicly traded and listed on the NYSE under the symbol “XJT.” Our board of directors believes that, in addition to increasing the price of our common stock, the reverse stock split would also reduce certain of our costs, such as NYSE listing fees, and make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split would be in the company’s and our stockholders’ best interests.

On July 18, 2008, we were notified in writing by the NYSE that the trading price of our common stock was below the price criteria of the NYSE’s continued listing standards, as the average per share closing price of our common stock over a consecutive
30-trading day period was less than $1.00. The letter stated that we have a six month cure period starting July 18, 2008 to bring the price of our common stock and the 30-trading day average closing price of our common stock above $1.00. The letter further stated that in the event a $1.00 share price and a $1.00 average share price over the preceding 30 trading days are not attained at the expiration of the six-month cure period, the NYSE will commence suspension and delisting procedures. Our common stock is currently trading on the NYSE Arca under a non-regulatory trading halt condition called a sub-penny halt that will continue until our common stock trades above $1.10 per share for an entire trading day. Although the NYSE has provided a six-month cure period to remedy our share price that has fallen below the minimum price criteria, the NYSE has informed us that they also have the discretion to delist our shares at any time if they trade at sustained levels that are considered to be abnormally low. On July 30, 2008, we provided written notice to the NYSE of our intent to pursue a reverse stock split in order to bring our share price and average share price back above $1.00 within the six-month cure period. The closing price of our common stock on the NYSE Composite Tape on August 25, 2008 was $0.19 per share and the consecutive 30 trading-day average closing price was $0.31 as of the Record Date.

If our shares are delisted from the NYSE, it will constitute a “Designated Event” under the indenture governing our 11.25% Convertible Notes due 2023 (the “Notes”). Upon the occurrence of a “Designated Event”, holders of the Notes will have the right under the indenture to require us to repurchase all or a portion of their

Notes in cash at a price equal to 100% of the $1,000 principal amount plus accrued and unpaid interest, if any. If all of the holders of the Notes exercised their right to require us to repurchase the Notes, then we would be required to repurchase the Notes for approximately $68.5 million in principal in cash, plus accrued interest. If a “Designated Event” occurs, we cannot provide assurance that the company will have sufficient cash available to satisfy any such repurchase of Notes. Our inability to repurchase the Notes for cash would result in an event of default under the indenture.

In addition to bringing the price of our common stock back above $1.00, we also believe that the reverse stock split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher However, some investors may view the reverse stock split negatively since it reduces the number of shares of common stock available in the public market.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future.

Effect on Existing Shares of Common Stock

The proposed reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock would not be affected by a reverse stock split, other than as a result of the payment of cash in lieu of fractional shares.

Effect on Authorized but Unissued Shares of Common Stock

Currently, we are authorized to issue up to a total of 400,000,000 shares of common stock, of which 216,910,182 shares were outstanding on August 25, 2008. Immediately following the effectiveness of the proposed amendment to our Charter, the total authorized number of shares of common stock will be reduced to 150,000,000.

As of August 25, 2008, the company had approximately 183,089,818 authorized but unissued shares available for issuance. Following the proposed amendment to our Charter, the company will have approximately 128,308,981 authorized but unissued shares available for issuance. Therefore, upon the effectiveness of the reverse stock split, the number of authorized shares of common stock available for issuance will decrease by approximately 54,780,837 shares. However, since we are not reducing the total authorized shares under our Charter by the same ratio as the reverse stock split, we will have the ability to issue a greater percentage of our common stock in relation to our outstanding shares after the reverse stock split than we currently have. As a result, if we were to issue such shares, it would potentially have a greater dilutive effect on our current stockholders, depending on the size of the issuance. We currently do not have any plan, commitment, arrangement, understanding or agreement, either written or oral, to issue any such shares of additional authorized common stock. However, the additional shares of common stock would be available for issuance by action of our board of directors without the need for further action by our stockholders, unless stockholder action is specifically required by applicable law or NYSE rules.

Effect on Authorized but Unissued Shares of Preferred Stock

Currently, we are authorized to issue up to a total of 10,000,000 shares of preferred stock, none of which are issued and outstanding, but 100,000 of which have been reserved for issuance as Series A Junior Participating Preferred Stock in connection with our stockholders’ rights agreement. The proposed amendment to our Charter will not impact the total authorized number of shares of preferred stock.

Effect On Our Stock Plans

As of June 30, 2008, we had approximately 4,537,532 shares subject to stock options and 1,229,236 shares of unvested restricted stock outstanding under our stock incentive plans. Under our 2002 Stock Incentive Plan (the “2002 Plan”), 2003 Employee Stock Purchase Plan (“2003 Plan”) and our 2007 Stock Incentive Plan (the “2007 Plan,” and collectively with the 2002 Plan and the 2003 Plan, the “Stock Plans”), the Human Resources Committee of our board of directors has sole discretion to determine the appropriate adjustment to the awards granted under our Stock Plans in the event of a stock split. The 2003 Plan was temporarily suspended on June 30, 2008 with 105,854 shares remaining available for issuance under such Plan as of that date.

Accordingly, if the reverse stock split is approved, and upon the filing of the amendment to our Charter with the Secretary of State of the State of Delaware, we expect that the number of all outstanding equity awards will be proportionately adjusted by our Human Resources Committee, using the same 1-for-10 split ratio, pursuant to its existing authority under the Stock Plans to do so. In connection with the reverse stock split, the Human Resources Committee will also implement certain additional technical, conforming adjustments under the Stock Plans, including ratably reducing the authorized shares of common stock available for awards under the Stock Plans. For example, based upon the 1-for-10 split ratio, the 3,603,219 shares that remain available for issuance under the 2002 Plan and 2007 Plan as of June 30, 2008, would be adjusted to 360,321 shares, subject to increase as and when awards made under such Plans expire or are forfeited and are returned per the terms of such Plans. In addition, the exercise price per share under each stock option would be increased by 10 times, such that upon an exercise, the aggregate exercise price payable by the optionee to the company would remain the same. For illustrative purposes only, an outstanding stock option for 3,000 shares of common stock, exercisable at $4.00 per share, would be adjusted as a result of the 1-for-10 split ratio into an option exercisable for 300 shares of common stock at an exercise price of $40.00 per share.

Effect on Par Value

The proposed amendment to our Charter will not change the par value of our common stock of $0.01 per share.

Effect on Registration

Our common stock is currently registered with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, or the 1934 Act, and we are subject to the periodic reporting and other requirements of the 1934 Act. The proposed reverse stock split will not affect the registration of our common stock under the 1934 Act.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our board of directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Potential Anti-Takeover Effect

The reverse stock split could adversely affect the ability of third parties to take over or change the control of the company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of the company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not in response to any effort of which we are aware to accumulate shares of the company’s common stock or obtain control of the company, nor is it part of a plan by management to recommend a series of anti-takeover actions to our board of directors and stockholders.

Effectiveness of Reverse Stock Split

The reverse stock split and the reduction in the authorized shares of common stock, if approved by the company’s stockholders, would become effective on the date (the “Effective Date”) of filing of a Certificate of Amendment to our Charter with the Secretary of State of the State of Delaware. It is expected that such filing will take place on or shortly after the date of the Meeting, assuming the stockholders approve the amendment. However, the exact timing of the filing of the amendment will be determined by the board of directors based on its evaluation as to when such action will be the most advantageous to us and our stockholders, and the board of directors. In addition, the board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split and reduction in authorized shares of common stock if, at any time prior to filing the amendment, the board of directors, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders.

Exchange of Stock Certificates

If the reverse stock split is effected, stockholders holding certificated shares will be required to exchange their stock certificates for new book entry shares (“New Book-Entry Shares”) representing the appropriate number of shares of our common stock resulting from the reverse stock split. Stockholders of record on the Effective Date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by our transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the Effective Date, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing the number of shares of our common stock prior to the reverse stock split (“Old Stock Certificates”) in exchange for New Book-Entry shares representing the number of shares of our common stock resulting from the reverse stock split. Pursuant to applicable rules of the NYSE, your Old Stock Certificates representing shares of our common stock cannot be used for either transfers or deliveries made on the NYSE; thus, you must exchange your Old Stock Certificates representing shares of our common stock for New Book Entry Shares in order to do so.

YOU SHOULD NOT SEND YOUR OLD STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Stock Certificate had been issued New Book-Entry Shares registered in the name of such person. As the NYSE’s Direct Registration System does not accommodate restricted shares, any Old Stock Certificate bearing a restrictive legend will be exchanged for a new physical stock certificate bearing the same legend, if any, restricting the transfer of such shares that were borne by the surrendered Old Stock Certificates held prior to the reverse stock split.

Until surrendered as contemplated herein, each Old Stock Certificate shall be deemed at and after the Effective Date to represent the number of full shares of our common stock resulting from the reverse stock split. Until they have surrendered their Old Stock Certificates for exchange, stockholders will not be entitled to receive any dividends or other distributions, if any, that may be declared and payable to holders of record.

Any stockholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to New Book Entry Shares only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Stock Certificate, except that if any New Book-Entry Shares are to be issued in a name other than that in which the Old Stock Certificates are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent through the NYSE’s Direct Registration System (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse stock split. Therefore, we do not expect to issue certificates representing fractional shares. Stockholders who otherwise would hold fractional shares because the number of shares of common stock they held before the reverse stock split would not be evenly divisible based upon the 1-for-10 split ratio will be entitled to cash payments (without interest or deduction) in respect of such fractional shares. To avoid the existence of fractional shares of our common stock, shares that would otherwise result in fractional shares from the application of the split ratio will be collected and pooled by our transfer agent and sold in the open market, and the proceeds will be allocated to the stockholders’ respective accounts pro rata in lieu of fractional shares. The ownership of a fractional interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. The company will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be entitled to fractional shares.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with our transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

Accounting Consequences

The par value per share of common stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the company’s balance sheet attributable to the common stock will be reduced proportionately, based on the split ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding. The company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split described in this Proposal No. 1, and we will not independently provide our stockholders with any such rights.

Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of certain federal income tax consequences of the reverse stock split to us and to holders of our common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, partnerships and other entities treated as partnerships for federal income tax purposes, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. The following summary does not address the tax consequences of the reverse stock split under foreign, state, or local tax laws. The tax treatment of a stockholder may vary depending on the particular facts and circumstances of such stockholder. Accordingly, each holder of common stock is urged to consult such stockholder’s tax advisor with respect to the tax consequences of the reverse stock split to such holder.

The federal income tax consequences for a holder of our common stock pursuant to the reverse stock split will be as follows:

1. the holder should not recognize any gain or loss for federal income tax purposes (except for cash, if any, received in lieu of a fractional share of common stock);

2. the holder’s aggregate tax basis of the common stock received pursuant to the reverse stock split should be equal to the aggregate tax basis of such holder’s common stock surrendered in exchange therefor (excluding any portion of the holder’s basis allocated to fractional shares);

3. the holder’s holding period for the common stock received pursuant to the reverse stock split should include such holder’s holding period for the common stock surrendered in exchange therefor;

4. a holder who receives a cash payment in respect of a fractional share of common stock generally should be treated as if such fractional share had been issued pursuant to the reverse stock split and then redeemed by us, and such holder generally should recognize capital gain or loss with respect to such payment, measured by the difference between the amount of cash received and such holder’s tax basis in such fractional share; and

5. we should not recognize gain or loss as a result of the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A ONE-FOR-TEN REVERSE SPLIT OF OUR COMMON STOCK AND TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 400,000,000 TO 150,000,000.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

We have only one class of voting securities outstanding, common stock, which is entitled to one vote per share, subject to the following limitations. Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as the company’s wholly owned subsidiary, ExpressJet Airlines, Inc., may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens. Consequently, the company must be a U.S. citizen. For these purposes, a “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership, each partner of which is an individual who is a citizen of the United States; or

•

a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by citizens of the United States. Our Charter provides that no shares of capital stock may be voted by or at the direction of persons who are not U.S. citizens unless those shares are registered on a separate foreign stock record. Accordingly, you will be asked to certify to the company when you vote by proxy or in person either that you are a U.S. citizen as defined above, or that your shares have been registered on our foreign stock record. Our bylaws further provide that no shares will be registered on this record if the amount so registered would exceed U.S. foreign ownership restrictions.

Beneficial Ownership of Common Stock by Certain Persons

The following table sets forth, as of August 25, 2008 (except as noted below), information available to us with respect to persons that beneficially own more than five percent of any class of our voting securities.

Name and Address of Beneficial Holder	Title of Class	Number of Shares	Percent of Class
Quattro Fund, Ltd. (1) 546 Fifth Avenue, 19th Floor New York, NY 10036	common stock	19,473,435	9.0%
Credit Suisse (2) 11 Madison Ave New York, NY 10010	common stock	30,464,621	14.0%

(1)	Pursuant to a Schedule 13G filed on August 11, 2008, Quattro Fund, Ltd. reported that it had shared voting and dispositive power as to 19,473,435 shares of our common stock.
(2)	Pursuant to a Form 3 filed on August 29, 2008, Credit Suisse reported that it beneficially owned 30,464,621 shares of common stock, comprised of 30,025,060 shares of common stock held by Credit Suisse or its affiliates and 439,561 shares of common stock that are issuable upon conversion of our 11.25% Convertible Notes due 2023 that are held by Credit Suisse or its affiliates.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of August 25, 2008, the number of shares of our common stock beneficially owned by each of our current directors and nominees, our executive officers named in the Summary Compensation Table of our Form 10-K, and all executive officers and directors as a group. Except as indicated to the contrary, each individual listed below has sole voting and dispositive power over the shares shown.

Name of Beneficial Holder	Amount and Nature of Beneficial Ownership		Percent of Class
Salvatore J. Badalamenti	20,000	(1)	*
George R. Bravante, Jr.	28,000	(2)	*
Janet M. Clarke	38,000	(3)	*
Charles R. Coble	223,293	(4)	*
Frederick S. Cromer	331,464	(5)	*
Kim A. Fadel	36,000	(3)	*
Judith R. Haberkorn	20,000	(1)	*
Andrew N. Jent	43,932	(6)	*
Patrick Kelly	16,000	(7)	*
James E Nides	223,555	(4)	*
Phung Ngo-Burns	70,646	(8)	*
Scott R. Peterson	293,151	(9)	*
James B. Ream	482,500	(10)	*
Bonnie S. Reitz	26,000	(1)	*
All executive officers and directors as a group (14 persons)	1,852,541	(11)	*

*	Indicates ownership of less than one percent of the outstanding shares of our common stock.

(1)	Includes 10,000 shares that may be purchased under options currently or becoming exercisable within 60 days, which shares are referred to hereafter as “option shares”.

(2)	Includes 14,000 option shares.

(3)	Includes 24,000 option shares.

(4)	Includes 153,750 option shares.

(5)	Includes 236,250 option shares. As described in our current report on Form 8-K filed June 17, 2008, Mr. Cromer resigned his position as Vice President and Chief Financial Officer effective July 15, 2008.

(6)	Includes 26,432 option shares. Does not include 3,948,578 shares beneficially owned by Hayman Advisors, L.P. of which Mr. Jent is President.

(7)	Includes 8,000 option shares.

(8)	Includes 43,375 option shares. Ms. Ngo-Burns was named our interim Chief Financial Officer in connection with Mr. Cromer’s resignation.

(9)	Includes 217,500 option shares. As described in our current report on Form 8-K filed August 6, 2008, Mr. Peterson resigned his position as Vice President, General Counsel and Secretary effective July 31, 2008.

(10)	Includes 395,000 option shares.

(11)	Includes 1,326,057 option shares.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the Meeting. Consequently, the only matters to be acted on at the Meeting are those described in this proxy statement, along with any necessary procedural matters related to the Meeting. As to procedural matters, or any other matters that are determined to be properly brought before the Meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

2009 Annual Meeting

Any stockholder who wants to present a proposal at the 2009 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit the proposal in writing to the Secretary of the company at our principal executive offices by December 11, 2008 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2009 annual meeting of stockholders, that notice must be delivered to the Secretary of the company at our principal executive offices not less than 45 days and not more than 75 days prior to April 10, 2009. However, if the 2009 annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 30 days, from May 22, 2009, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2009 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2009 annual meeting is first made. The notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which are available on our website at www.expressjet.com or may be obtained without charge from the Secretary of the company upon written request addressed to the Secretary at our principal executive offices.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

You can view our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2008, including in each case exhibits, or fill out our online request to receive a copy of the 10-K or 10-Qs (excluding exhibits) by mail, free of charge, by visiting Investors at www.expressjet.com or sending your request to Investor Relations, 700 North Sam Houston Parkway West, Ste 200, Houston, TX 77067. We will furnish to interested security holders a copy of any exhibit to the 10-K or 10-Qs, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the company’s Secretary at the company’s headquarters at 700 North Sam Houston Parkway West, Ste 200, Houston, Texas 77067.

Annex A

FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

EXPRESSJET HOLDINGS, INC.

ExpressJet Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies pursuant to Section 242 of the DGCL:

FIRST:    That the name of the Corporation is ExpressJet Holdings, Inc. The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on April 21, 2005. The Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on July 2, 2008.

SECOND:    This Certificate of Amendment to the Restated Certificate of Incorporation, as amended, of the Corporation was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, of the Corporation and directed that the proposed amendment be considered by the stockholders of the Corporation. A special meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on October 1, 2008, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, of the Corporation.

THIRD:    The text of the first sentence of Article FOUR of the Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

FOUR:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is 160 million, consisting of 150 million shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”), and 10 million shares of a class of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”).

and an additional paragraph shall be added to the text at the end of Article FOUR that shall read as follows:

Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended, each ten (10) shares of the Corporation’s Common Stock, par value $.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock shall, with respect to such fractional share interests, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock upon the surrender of the stockholders’ Old Certificates (as defined below), in an amount equal to the pro rata proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (collectively,

A-1

the “Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of October 1, 2008.

EXPRESSJET HOLDINGS, INC.

By:
Suzanne Lehman Johnson
Assistant Secretary

A-2

EXPRESSJET HOLDINGS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

October 1, 2008

This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes James B. Ream and Suzanne L. Johnson, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in ExpressJet Holdings, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Special Meeting of Stockholders to be held on October 1, 2008, and at any adjournment or postponement thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of special meeting. Pursuant to federal law and the Restated Certificate of Incorporation, as amended, of ExpressJet Holdings, Inc., voting stock is subject to certain foreign ownership restrictions. By signing below, the undersigned represents that it is a “U.S. Citizen” as that term is defined in the company’s proxy statement or that the shares of stock represented by this Proxy have been registered on the company’s Foreign Stock Record.

Whether or not you expect to attend the special meeting, please vote your shares. As explained on the other side of this proxy, you may vote by internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1.

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

You can now access your

EXPRESSJET HOLDINGS, INC. account online.

Access your ExpressJet Holdings, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer Agent for ExpressJet Holdings, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bny.mellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.bny.mellon.com/shareowner/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

				Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.    To approve a proposal to amend the company’s certificate of incorporation, as amended, to effect a one-for-ten reverse split of our common stock and to reduce the number of authorized shares of common stock from 400 million shares to 150 million shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐	2. In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on September 30, 2008.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/xjt		TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bny.mellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Proxy Statement

on the internet at www.expressjet.com